Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Telkonet, Inc.
Germantown, MD

We consent to incorporation by reference in the Registration Statements (Registration No. 333-142986, 333-148731, 333-114425, 333-129950, 333-137703, 333-141069, 333-138001) on Form S-3 of Telkonet, Inc. and its subsidiaries of our reports dated March 31. 2008, with respect to the consolidated balance sheets of Telkonet, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of losses, stockholders' equity, and cash flows for the three-years ended December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Telkonet, Inc. and its subsidiaries.

/s/ RBSM LLP
RBSM LLP
Certified Public Accountants

McLean, Virginia
March 31, 2008